EXHIBIT 99.1

FINAL TRANSCRIPT

Conference Call Transcript

SRTI.PK - Sunrise Telecom Stockholder Day

Event Date/Time: May. 14. 2008 / 10:00AM PT

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FINAL TRANSCRIPT

May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

CORPORATE PARTICIPANTS

Linda Rothemund

Market Street Partners - IR

Paul Marshall

Sunrise Telecom - CEO

Gerhard Beenen

Sunrise Telecom - COO

Bob Heintz

Sunrise Telecom - VP Worldwide Sales & Marketing

Rick Kent

Sunrise Telecom - CFO

Kirk Williams

Sunrise Telecom - Chief Legal & Compliance Officer

Hank Huff

Sunrise Telecom - Chairman

CONFERENCE CALL PARTICIPANTS

Garrett Van Wagoner

Van Wagoner Capital Management - President and Shareholder

Chris Smith-Hill

Merriman

Aaron Braun

Willow Creek Capital Management - Partner and Shareholder

Jay Jacobs

Shareholder

PRESENTATION

Linda Rothemund - Market Street Partners - IR

So I guess we’ll get started here. All right, well good morning, everyone. Welcome to Sunrise Telecom’s stockholder day. I’m Linda Rothemund with Market Street Partners. I do investor relations for Sunrise Telecom. Today’s presentation is being recorded live. And a webcast will be available on Sunrise Telecom’s website for the next 30 days for replay purposes. We have Sunrise Telecom’s management here with us today, as well as the board of directors.

And before we begin today, I’ll just spend a few minutes reminding you of the safe harbor limitations of our discussion today. Management will make forward-looking statements about anticipated future revenues, gross margins, operating expenses and other financial and business information. These forward-looking statements are subject to risks and uncertainties that cause actual results to differ materially from what is projected.

Additional information concerning these risk factors can be found in our 2006 annual report on form 10-K and our May 1, 2008, earnings release furnished under our current report on form 8-K filed the same date. All information disclosed today related to our projections or other forward-looking statements is based on management’s current expectations. The Company does not undertake any special duty to update its forward-looking statements should circumstances change.

Before I turn the presentation over to Paul, I would like to remind you to please hold your questions until the end. We’ll walk through the presentation, which should take about an hour, and then we’ll probably have 30 minutes for Q&A. So with that, I’ll turn it over to Paul, Chief Executive Officer of Sunrise Telecom.

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FINAL TRANSCRIPT

May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

Paul Marshall - Sunrise Telecom - CEO

Well thank you, all, for coming to the Sunrise Telecom stockholder day. It’s a pleasure to be back out in front of the stockholders again. The last time we assembled was May of 2005. So it’s been a long, long time; lots of changes since then. And we’re pleased to be back in front of you today.

So before I go any further, let’s introduce the folks who are here. So from the management team, starting at the far end, we have Kirk Williams, our Chief Legal and Compliance Officer. Next up is Bob Heintz, our Vice President of Worldwide Sales and Marketing. Next is Gerhard Beenen, our Chief Operating Officer, and finally, Rick Kent, our Chief Financial Officer.

Also from the board here today, we have our Chairman Hank Huff, Patrick Ang, our Board Director. I’m a Director as well. And Chris Pfeiffer, where are you? Over here. So our fourth board member in attendance today. Beyond that, we have some company advisors, Horace Nash with the Company Counsel, Fenwick.

Linda, you’ve already talked to, a couple of other staff from Market Street Partners, and of course all the shareholders here today. I see some new shareholders, some large institutional ones, some original ones from 1992. So good to have you all in the room. And I hope you like the show. So that’s introductions.

Let’s go into the business overview. Our business is to enable network service providers to deliver high quality voice, video, internet and digital multimedia services to residential and business customers worldwide. We’re a global corporation with approximately 550 employees. That’s down from 630 last year.

You can see our footprint globally — North America, Europe and Asia. We have our headquarters in California, R&D and marketing facility in Georgia. Italy is home to our protocol products group. We have sales offices in a variety of countries, going into Japan. We have China, which is a research center as well as a sales office. And Taiwan is where our manufacturing center is. So quite a broad, complex worldwide footprint for a very small company.

In terms of our overview, there’s several points I’d like to point out about the Company. We have a very broad reach across different industries and technology segments. When you look at the telecommunications industry around the world, we serve the number one, tier one, tier two service providers.

So for their network service technicians who deliver service to customers who fix problems out on the network, they use solutions from Sunrise Telecom. We have a global, prominent customer base, tier I and tier II, as I mentioned, so companies like Verizon, AT&T here in North America. The big national telecoms in all the countries of the world are generally our customers.

In terms of products, we have a lot of different technologies that we developed core competencies for to deliver solutions to our customers. We were the first people to get into the DSL business and have tens of thousands of modular DSL test sets in service today.

We’re well positioned to leverage key industry trends. So when we look at where the industry’s going today, key things are that there’s a rush to bring voice, video and the internet to the home, to the airwaves of your home. Everyone around the world is doing this. The industry is transforming itself to get there. We have a lot of solutions to help them get there. And part of that technology rush is in the infrastructure of the network, changing the traditional TDM networks to an ethernet infrastructure.

In terms of our core markets, this is a little bit different look than you’ll normally see, starting with ethernet, going into transport, cable and DSL. We have growing markets most strongly growing in the ethernet section with 30% growth or so a year. We have several products from the ethernet segment. And we have a growing pipeline in that segment.

In the transport, that’s an area of strength where we’ve had products since the first year of our existence. It continues to trend along as a solid provider of business in the market. And there are certain areas inside transport which are very active, principally in the overlay of ethernet-based services inside the synchronous transmission hierarchy.

In cable television, they go away from the television moniker and towards a broadband moniker because they provide all the services over that cable infrastructure. That’s another area where we have a strong market.

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May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

In market share, so cable and DSL about a 20% market share for us, ethernet and transport area be a bit more like 10%. But coming back to cable, it’s primarily North America and certain countries in the world, where they have a significant cable infrastructure. DSL is worldwide. It’s one of the favored ways of delivering high bandwidth triple play to the home. So we have good positions in all these markets with the strongest in cable and DSL.

So here’s a pictorial representation of the network. As you can see, we’re everywhere in the network, starting off at the home, where some of our larger product sales have occurred. The lower house there, you can see MTT and HTT, which are solutions we have in the copper infrastructure bringing new service into the home. Above, we have the CM750, which is used in a cable infrastructure environment.

So those are the home solutions. Going back to the network, you can see central office solutions, like our STT and our AT2500, providing good test solutions at the central offices of the telephone companies and at the head into the video broadband service providers.

So I mentioned that ethernet was a good opportunity for the Company. I’ll talk a little bit more about it here on this slide. There’s a couple of ways to look at that. One is the network infrastructure itself, the equipment that the service rides over. That equipment is changing out from the legacy of SONET/SDH-based equipment to the next generation of equipment, which might have ethernet over SONET, multiprotocol label switching, other kinds of gear that help the network converge into a single infrastructure to carry all services.

So we have good solutions from that network infrastructure point of view. We also have from the carriers from the customers’ point of view, the customers that they have, the services they purchased in the past, frame relay, ATM, TDM. Those are steadily migrating towards more modern and more higher band width services, ethernet, internet protocol-based virtual private networks and voiceover internet protocol services. So they’re aggressively pursuing new services and new revenues with these new services. And we’re giving them solutions to deliver those services and test them and install them.

So looking at that ethernet transport product spectrum, a little bit more simple diagram than the previous network diagram, you can see our products used at the pure ethernet edge of the network, 10/100 baseT gigabit ethernet, 10-gigabit ethernet. As you go farther back into the network, you get more into the optical cores, where you begin to mix transport technologies. We serve the optical transport network, OTN. We have physical layer testing for optical networks, physical layers, such as OTDR and spectrum analyzer sorts of solutions. So again, it’s a good basket of products for what is needed in the network.

Talk about another source of our revenues is our protocol business. Our protocol products group in Italy just introduced the mobile X-ray. We came out with a product introduction I believe in the last month. So what the mobile X-ray does is it serves wireless telephone companies who have this enormously exploding service, data service. You see it here in California with the iPhone that AT&T sells, where you can call up on the internet using your wireless phone. Well, that’s a data service. And it presents a whole new set of challenges for the telephone company, the wireless telephone company, to deliver that service seamlessly.

So all of their infrastructure really isn’t geared to support that. So there’s a bunch of people rushing to serve those needs. We believe our mobile X-ray is a wonderful solution for this. With our mobile X-ray, we’re able to look at the network itself, the services that run over that network, the people who subscribe to the service, and the devices that implement that service.

We can capture transaction-specific data that covers all of those planes and run complicated database queries on it so that our customers can control their customer experience and make sure that their customers have a desirable data experience with them and stay with them as a service provider.

So part of that means that they do surveillance. We’re always looking at that network. If something goes wrong, we pump out alarms. Part of it means that we do troubleshooting. So when a service feature isn’t working right, they can quickly dig down and without delay find the source of the problem. And there’s all kinds of reporting that they can do to quote how they’re doing on their key performance indicators so that they know that they’re delivering the quality of service that will be competitive for them. So very exciting new application for them and a good driver for our protocol business.

So with that, we recently announced a reorganization. You may be aware that we’ve had four different groups in the past — the optical products group, protocol products group, broadband products group and telecom products group. We took a look at our business and realized that these groups, really three of them are the same business, and therefore, the wire line based service providers. That would be our optical products group, broadband products group, telecom group.

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May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

We’ve reorganized them into a single division so that they can operate more efficiently. And our protocol products group we’ve spun off to be a little bit more independent so they have more complete control of their business, including a sales function. So to that end, I’ll bring up Gerhard Beenen. And at this point, we’ll be marching through some of the executive team. Gerhard will lead off. But he’ll tell you a little bit about this reorganization.

Gerhard Beenen - Sunrise Telecom - COO

Good morning. Hope you guys are doing well. I’m glad to be here. As Paul mentioned, my name is Gerhard Beenen. And I’ve been with Sunrise Telecom since about August of 2006, relatively newcomer here with respect to the rest of the staff. What I’m going to talk about is the new organizational structures we have.

As Paul mentioned, what we’re going to do is take our optical group, our telecom products group and our broadband product group and put them all into one single function. The real motivation here is really to try to leverage all of our engineering expertise and have that engineering expertise really focused on developing new products that we need to take to our customers.

In the current environment where we have separate groups, each group is developing a set of products themselves. And what we end up doing is redoing a lot of engineering work that could all be done in one organization. And so by bringing these groups together, we can leverage that engineering expertise and make sure that we actually have a combination that is much stronger than the sum of the parts.

I think the other thing that we’re looking at is our overall manufacturing infrastructure. And we have quite a few different manufacturing sites. And in the process of this reorganization, one of our objectives is to reduce the number of manufacturing sites. And ultimately, our objective is to get down to one and perhaps maybe two manufacturing sites. And by combining the manufacturing sites, we ought to gain efficiency of production as well as reduce the number of inventory locations that we have around the world, which would make us a lot more efficient in the utilization of our inventory resources.

So we’re in the process right now of closing down a manufacturing facility in Canada. That will be reconsolidated into - part of it will be reconsolidated here in San Jose. And part of it will go to our Taiwan facility. As we go through time, the objective is really to get to a point where we do kind of the early manufacturing or the preproduction and the pilot build in one facility. And then we transfer all that capability to our Taiwan facility for our mass production.

Another thing you might ask is, well, when we did this reorganization, why didn’t we include the protocol group in along with the other three groups? And the answer to that question is that the protocol business is quite a bit different than the rest of our business. Their sales model is quite a bit different.

The way they build their product is quite a bit different. They tend to buy computers off the shelf and integrate software into that computer. And so it’s quite a bit different business model than what the other three businesses are. And we thought that they would really be a much stronger team and much more successful in the marketplace if they were separate.

And so the optical, the broadband and the telecom groups, though, we all make handheld portable test equipment that’s used in the field by telecommunication installation and maintenance technicians around the world. So we have a lot of things that we can leverage by combining those three groups into one single organization. Okay? So with that, I’ll introduce Bob Heintz, who is our Vice President of Worldwide Sales and Marketing. Bob?

Bob Heintz - Sunrise Telecom - VP Worldwide Sales & Marketing

Thank you, Gerhard. So my task, of course, is to sell and market all of the products of the Company. And let me make a few comments about how we do that and who our customers are. First of all, as Gerhard mentioned, we’re doing some reorganization in the Company. The sales force, of course, is included in that. We’re focusing our efforts solely on network service providers.

So what you see up here in this chart are our three primary customer bases, which are network service providers in the telephone business, cable business and wireless business. And the Company has a great asset in that it has many, many very good customers in the tier I and tier II service provider space.

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May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

In the past, the Company has focused attention on various different segments. There are many other segments in the test equipment business. There’s government. There are utilities. There’s the enterprise market. There are test and measurement opportunities in the manufacturing segment and in the R&D segment. We are focusing our attention and as part of this reorganization really having a singular focus on the installation and maintenance activities of these large service providers. So by doing that, we hope to be more efficient and also sell more of our products into these core markets.

The other thing I’d like to comment on, on our customer base, is there is a tremendous amount of convergence going on within this customer base, especially between the cable and telephone service providers. So a few years ago, there was a very distinct difference between those customer sets. Cable companies delivered video. Phone companies delivered phone service.

But today, we really find them looking very much like the same type of service provider. They use some different technologies, maybe some different techniques to deliver the service to customers. But they’re delivering the same product to the customer and trying to differentiate their product from the other guy’s product.

So there’s a tremendous amount of competition between those customer sets. And that drives new services and new innovation in those customers, which create opportunities for us to sell test equipment into this segment. So our value proposition to these customers — first, we’re a company that’s been in business for a long time. We’re a known quantity, especially in these three focused segments.

We have product functionality, which really allows us to attack the total problem that the service providers have in delivering service. A good example would be triple play service, where there are a variety of different installation and maintenance problems which occur when you install a service in the home. And they span several different technologies. So being able to have expertise in those different technologies and deliver that as a solution to our customers is very important.

We also have a number of products which use a modular architecture. This allows the customers to upgrade their equipment over time as new services or new technologies are deployed. And this helps them reduce their CapEx. And because they use the same instrument with the same user interface, their operational expenses in terms of training and how they manage their field teams is greatly reduced. And we have a group of innovative engineers on our R&D team. And we’ve shown the ability to create solutions that really get to the heart of the customer’s problem and allow them to deliver services to their customers quickly and reliably.

So I’ll give you an example of that. Our largest customer in 2007 is Verizon Communications. Verizon has a great business proposition going with their FiOS service, which is a fiber-to-the-home service delivering triple play services to residential customers, also customers in multiple-unit dwellings. And they’re beginning to apply the services to their business customers as well.

So for Verizon’s business, they now have a significant penetration of this fiber network with about 10 million homes passed in the residential market. And they have significant penetration of that service. Their data service, which is their most popular, is almost 20% penetrated in their key markets.

And this service is economic success also for Verizon. Of course, there’s a big investment involved. But their ARPU, for instance, their overall ARPU is about $60. ARPU for their FiOS service is almost $130. So they’re able to drive by bundling services and delivering a triple play, a nice business proposition which is driving their business and making it grow in the wire line segment.

So our story here is we worked with Verizon starting in 2005 when they were beginning to look to deploy this service. And we developed a solution which attacks the problem of delivering video service, which is brand new to a telephone company, delivering that video service successfully at a high quality to their customers. So we spent about a year working with them on the requirements, understanding their needs and developing a solution.

We then began deployment. And this is very typical of a large program for Sunrise Telecom. So there can be a six to 18 month sales cycle, depending on whether a lot of product development is involved in crafting a solution, followed by a three to five year deployment cycle where the customer is deploying this service. They’re expanding the number of technicians used to install the service in the home or the business. And they buy product over that approximate three to five year cycle.

So in this case, we’ve had good success and, as you can see here, good growth associated with our products being delivered to the FiOS service. And we anticipate we’ll have continued business with them on into the future. Okay. That concludes my portion of the presentation. I’ll turn the mike over to Rick Kent, our CFO, to discuss some of our financials.

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May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

Rick Kent - Sunrise Telecom - CFO

Well thank you, Bob. So since we were here last, which was in early ‘05, obviously, a lot of time has passed. So looking at revenues, in 2005, revenues increased in the single-digit kind of range from about $63 million to $68.5 million. 2006 had a very good revenue growth year in that we increased 46% over 2005, so very nice strong growth. And in 2007, a slight decline, about 7% down to $93.6 million. If you look at 2006 and ‘07 over 2005, that’s about a 16% compounded annual growth rate, so some nice growth in that time frame.

Having said that, as we have guided into the second quarter of 2008, we’re guiding in the 16 to 20 range, which is off a bit from the first quarter. So we are seeing a softness in the North American marketplace. From a gross margin perspective, we historically have been in the 65% to 70% range for gross margins. Over the last four quarters, that’s averaged closer to 60%. And what we’re seeing there really is some excess and obsolete inventory. We’re also seeing some warranty costs in the gross margin area and a product line that is getting a little bit of age to it.

Now what are we doing about those things? Over the last four to six quarters, we’ve been doing a lot of sustaining engineering where we’ve actually corrected some of those product problems that were causing warranty issues. Now that has caused us a little bit of delay of new products actually going out to the market place. So new product introduction is really just starting to pick up again.

I think Gerhard and his group will be introducing five new products between now and the end of the year is the schedule. So we’re starting to see new products introduced. We’re hoping to reduce that warranty expense. And with this reorganization and consolidating inventory really under one management structure, we’re also hoping to see some efficiencies in that inventory area.

Looking at operating expenses, they have increased from 2005 to 2007. We’re in the $17 million to $18 million range per quarter at this point. We took an action in mid ‘07 with a reduction in force to help bring that down. We took another one in February of this year, which is really designed for the second half of this year to see a much bigger savings. We hope or we have targeted that to be in the $10 million to $12 million range per annum. So that’s $2.5 million to $3 million per quarter. And that will bring those operating expenses down into the $14 million to $15 million range in the second half of the year.

Also, as we talk about this reorganization that we’re doing currently, bringing three different business units or divisions into one, we expect to see some efficiencies in that process also. As we look at net income, 2005 was a lost year. 2006 was a little bit of profit, fairly close to breakeven. 2007 we lost $11.5 million. And that’s where we’ve been looking at how do we lower our breakeven point for the future, both with this February event and the current reorganization that we’re doing.

Now if you look at Q1 of ‘08, our breakeven would’ve been about $28 million in revenue, so quite high. That would include some things like about $600,000 in restructuring, also about $700,000 related to audit expenses for the ‘06 audit. So there’s some extraordinary things in there.

As we realize the savings from our February restructuring and realize hopefully some savings from reducing our warranty, reducing our excess and obsolete, we would expect that breakeven point to be going down into the $23 million to $22 million range in the second half of this year. As we do the reorganization and hopefully gain some more efficiencies, we hope to drive that down to $20 million and below in terms of a breakeven point.

Looking at the first quarter of 2008 - these are not audited numbers. But our revenues were $20 million. That was flat compared to the same quarter in ‘07 but down sequentially from the Q4 of ‘07 quarter. Gross margins were at 59% compared with 60% in Q4. Of that, $700,000 was related to excess and obsolete reserves that we took for inventories.

Operating expenses were down about $1 million to $17 million in Q1 versus $18 million in Q4 of ‘07. That $17 million, again, included a couple of extraordinary items from restructuring, about $600,000 and from the audit about $700,000. The loss from operations was $5.2 million in Q1. And our net cash as of March 31st was $13.6 million on the balance sheet. Additionally, we have a line of credit from Silicon Valley Bank that was unused at that point in time of about $10 million.

Our revenue guidance, again, as I mentioned for Q2 is $16 million to $20 million. That does reflect some softness in the North American market space. And compared to six months ago, our headcount is actually down 15%, or about 90 people, from right around 640 down to about 550 people at this point in time.

Stepping back and looking at what’s happened over the period of time from ‘05 through current, we’ve obviously had a lot of events that have caused us not to have shareholder meetings, et cetera, I thought I’d go through those quickly. Kirk will drill down a little bit on each individual one in his presentation.

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May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

But in October of 2005, we initiated a business practices investigation, mostly in our foreign offices. December 15, 2005, we were delisted by NASDAQ since we could not timely file SEC filings related to that investigation. We completed that business practice investigation in June of ‘06, almost at the same time started a stock option investigation, where we looked at some particular grants that administratively were not done according to APB 25.

In September of ‘06, we completed that stock option review. And then the board accepted investigation results after there was a review by external auditors, outside counsel and the Audit Committee. So it was quite a process to get through. At that point, we reaudited and restated really four years of statements with our external auditors from 2001 through 2005. The 2005 10-K was filed on November 2nd of 2007. We then proceeded with a 2006 audit and filings. Those were completed on April 10, 2008, so about a five-month process.

This month, later this month, we will start the 2007 audit. We anticipate sitting down with our external auditors and mapping out a schedule. We anticipate that’ll take about four months to get done. Then we’ll have the 2008 Q’s to do to get current, to get completely current.

So one thing we know that folks have questions about is what about the auditors? We spent a ton of money, spent a ton of time. How do we think about that? And really this is an Audit Committee decision. The Audit Committee is responsible for selecting and oversight of our independent auditors. They evaluate the auditors’ work at the end of each audit. They review the findings and any issues that arose during that audit. And they consider the complicated accounting environment at a fairly small company that’s got a fairly large footprint, internationally especially.

The Audit Committee has engaged KPMG for the 2007 audit. The thing that’s really critical here is to get the filings done. And I know that the Audit Committee took that into consideration in terms of time being of the essence, KPMG knowing the Company. Any change would take longer than KPMG would take.

KPMG’s already completed a portion of the work. Our broadband division, where the accounting is mostly in Montreal, which we’re actually shutting down, that audit has been complete. So to bring another firm in and to attempt to extract that audit and do it in a fairly short period of time would be very difficult.

We’ve also — they’ve taken things like physical inventories and observed those at year end. And the Company’s perceived as a risky audit, again, because of its footprint relative to size. And finding an alternative to KPMG would not be guaranteed. After any change in auditors, also, there’s always a situation where the previous auditor has to consent and is involved in any ongoing or future audits until it gets to the point that their numbers are not used in those statements, again, making such a transition difficult.

One of the things as we go through this reorganization and really looking at our business model and what we’ve been dealing with in the past three years with all the audits and investigations, et cetera, is a very high G&A cost. So when you look at the graph at the bottom, you’re seeing G&A costs relative to our revenues of 20% in a couple years and 16.6% in 2006, so really, really high, a situation that’s difficult to adjust and handle.

Now why is that? As I mentioned, the business practices investigation, the stock option investigation, the accounting restatement is one of the main drivers of this high percentage. Yet when you look at our footprint of an under $100 million company, these G&A costs will continue to be high in that public company environment.

But right now, certainly, our priority is to get the SEC reports filed, to get current, and to make sure we’re moving forward from that perspective. And with that, I’d like to hand it over to Kirk Williams, our Chief Legal and Compliance Officer, to talk about a legal update.

Kirk Williams - Sunrise Telecom - Chief Legal & Compliance Officer

Thanks, Rick. Hello, everyone. So I’m going to take you through a couple of highlights from the past couple of years, some of the problems that the Company has had. The first item I’d like to talk about is the business practices investigation.

So that began in October of 2005 with management inquiries. It was ultimately conducted by the Audit Committee using special counsel and forensic auditors. The initial findings led the Audit Committee to expand the investigation to other locations worldwide.

Due to our late SEC filings because of the investigation and because of not being able to file any statements that the Company was sure were accurate, the Company was delisted from NASDAQ in December of 2005. The Audit Committee completed the investigation in June of 2006 and then reported the results to the SEC in September of 2006. The investigation led to many personnel changes throughout the Company. The investigation also led to new and enhanced corporate control over international operations.

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May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

The results were reviewed by KPMG. I mentioned the forensic auditors before and the special counsel. And the cumulative expenses incurred were approximately $4.3 million. At the end of the day, though, there was no restatement or adjustments resulting from the investigation.

Also during that time because we were very introspective, we also initiated a review of our stock option granting practices over the years. Management also initiated that review in June of 2006, right on the heels of the business practices investigation. The Company issued a press release during that time that said that we may have some issues here and that we’re looking into them. So the SEC asked for any information that the Company had in the matter. And we provided that to them in September of 2006.

We reviewed all stock option grants since the Company’s IPO in July of 2000, which amounted to approximately 1,600 grants, 27 separate grant dates, 500 different employees and directors and about 4.5 million option shares. The review concluded with a finding that there were incorrect measurement dates were used for the Company’s January 2001 stock option grant and the June 2002 stock option grants out of all the grants that we looked at.

That resulted in a restatement to the tune of about $5.5 million. In the process of going through the statement, we also corrected a few other accounting errors. That was another $1.5 million. So the total amount of the restatement was about $7 million. We determined that there was no evidence of intentional misconduct by staff, former staff, directors and that only accounting errors were found, as I mentioned before. And I think that’s it for that slide.

Also on the heels of completing the stock option investigation — this is sort of a continuum — in December of 2006, we were hit with a stockholder derivative lawsuit. And the defendants in the lawsuit were principally former officers and some current officers and directors of the Company. The lawsuit alleges that the defendants intentionally backdated stock options for self-enrichment and self-dealing. Again, as I mentioned before, there was no evidence that we found of any intentional misconduct.

The plaintiff is seeing the disgorgement of the return of any ill-gotten gains or giving up of any ill-gotten gains, a damages award payable to the Company and attorneys’ fees for initiating the lawsuit. Again, only errors were found, no intentional misconduct there. Another point to note is that all of the options from that time period are underwater and that any executive officer that received an option during that time period has either canceled it or was terminated or surrendered it voluntarily to the Company. The Company attempted to mediate this matter in February of 2008. But the litigation continues at the plaintiff’s initiative. So it will continue until we’re able to resolve it somehow.

One other thing I want to talk about is our compliance program that the current iteration of our compliance program really began with the investigation into foreign business practices in October of 2005. As I mentioned before, it led to new and enhanced corporate policies and procedures to improve corporate control over international operations.

The Audit Committee created a subcommittee, a Compliance Subcommittee. The board appointed a Chief Legal and Compliance Officer to oversee compliance and ethics issues at the Company and a report on progress to the audit committee. We republished our code of business conduct and ethics. We translated it into the various different languages of all of our subsidiaries as well. Our internal ethics review board, we made clear that that reported to the Audit Committee and also is responsible for periodic updates to the Audit Committee on internal ethics reviews being conducted by it.

We also set out on a campaign to really transform our corporate culture with compliance and ethics included in that corporate culture in business matters. So we enhanced our corporate presence overseas. We do more traveling now, visiting all of our international subsidiaries, and making sure that corporate officers — there’s a face there and that we are concerned with the goings on there.

We have instituted compliance and ethics education and training for all employees, including our overseas staff. We’ve created an ethics award program for employees who bring matters to our attention to review. Also, we’ve created a lot of online compliance tools and reporting mechanisms to assist with employee education and training. So with that, I’ll turn it back to Paul.

Paul Marshall - Sunrise Telecom - CEO

Thank you, Kirk. So that’s a little bit of everything there, even the compliance. Let’s go back to the business part of the Company, what we’re engaged in, how we’re adding value to the market, and how we’re adding value to our shareholders.

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FINAL TRANSCRIPT

May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

So looking at the investment highlights of the Company, number one is that Sunrise Telecom is a recognized leader in the field of installation and maintenance. So we’ve got very strong gross margins in the industry, very strong compared to our competitors, top five position in key markets with good market share, especially in the cable and DSL areas. We’ve won that place through hard fought business over the last 15 years.

Second that we have technological expertise in key growth markets. So when you look at how the network’s been developing in the last five years. And whether that be fiber optic services to the home, DSL-based services to the home, putting business data services out of frame relay and into ethernet or into MPLS, we’re right there with our customers providing them solutions that give them fast and economical service turn up and diagnostics for their services.

You’ll be seeing in the second half of 2008 an accelerating trend of product introduction as well as we continue to update our product line this year for services as they’re changing this year with our customer base. Third, the Company is actively managing the Company, the Company’s management is. So we’ve shown you today that we’ve reorganized the Company, taking three of our separate product divisions and putting into one. We’re very aggressively looking at how to run this business in a more efficient and more economical fashion, which will deliver greater value to all, our shareholders, our customers and our employees.

Fourth up is that we’ve got a lot of light at the end of this tunnel. SEC reporting is getting current in a hurry. We’ve been through and expensive and a difficult time going through the business processes investigation through stock option based restatement that led to further control issues in our accounting environment. It’s been painful. It’s been expensive.

I think, Rick, you feel that about $10 million extra has been spent on public governance issues to operate the Company in compliance with current industry standards and government requirements. That’s a big set of change. But as we come out of that, that’s money we don’t have to spend anymore, at least less money that we spend going forward in the future. So we will get a ton of alternatives available to us and a lot more flexibility to drive this company in the direction it needs to go as we get current.

So finally, a strategic product focus — we have two major areas we’re fully, fully engaged on. And area number one is the residential triple play market, providing solutions to service providers, network service providers who are delivering industry leading-edge triple play services to the homes and small businesses. We’ve got the tools that they need. And we’re keeping those tools new and up to date.

Second is in the backend of those services, there’s a whole revolution going on in the network core. And there again, we have excellent solutions and continuously evolving solutions to bring that network core to the properly installed and properly maintained for those network service providers.

So that’s Sunrise Telecom in a nutshell. I’d like to open at this time for questions. We haven’t been able to answer questions in three years. And I imagine there might be a lot of them. All questions are fair game. We only ask that you ask them respectfully. We’ll try to answer them as fully as we can. Some areas we may not be fully able to answer. So feel free to rephrase your question. And hopefully, we can get everyone where they need to go. So go ahead, Garrett. Oh, excuse me, I guess the protocol — we’ve got to —

Unidentified Speaker

That way the question actually gets on the webcast, and —

Paul Marshall - Sunrise Telecom - CEO

So Linda will hand a microphone. The person will identify themselves by name. And then they’ll ask their question.

QUESTION AND ANSWER

Garrett Van Wagoner - Van Wagoner Capital Management - President and Shareholder

My name is Garrett Van Wagoner. And can you put up the slide, Paul, of the Audit Committee slide? Can we go back to that?

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FINAL TRANSCRIPT

May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

Paul Marshall - Sunrise Telecom - CEO

Sure.

Garrett Van Wagoner - Van Wagoner Capital Management - President and Shareholder

Please? Thank you. There we are. As we looked at the second group up there of how the Audit Committee approached the 2007 audit, I wanted to focus on that for a minute and ask a couple questions. I think in Rick’s presentation he mentioned — or the timeline suggested that the ‘06 audit took five months.

And if I’m not mistaken, the ‘06 year for Sunrise Telecom, there were no issues that were in the ‘06 year. The issues were prior to that. And that audit took five months. We’re now predicting that the ‘07 audit is going to take four — or they’re predicting four months. So far KPMG has never hit a target. So we’ll use four months for the sake of it.

And the reason is the size of the Company and the scope, et cetera. I don’t think Cisco takes four months to do an audit. I’m actually quite sure they don’t. They’re a little bit bigger than you are. So I’m wondering why when the Audit Committee looked at engaging KPMG for ‘07, I’d like to know specifically did they go out to the market, talk to either an informal or formal basis, an RFP to look at someone else to do the work?

Those bullet points are all nice. But they’re in a vacuum. And I’d like to know specifically did the Audit Committee go out and do an engagement, look for other people, and come back and conclude those things after a separate engagement? Or did they conclude that in a vacuum without looking for other auditors or potential auditors to do the ‘07 audit? Thank you.

Paul Marshall - Sunrise Telecom - CEO

Well, I know the — so to answer that, I’ll start with it. And then, Hank, you can certainly jump in at the time you feel appropriate, or Rick. But the Audit Committee did investigate services from many audit firms, not on the ‘07 audit, but I believe it was the ‘04 or ‘05, and got quite familiar with what the capabilities were out there, different rates, and are quite aware of what’s generally available as their alternatives. Hank, would you like to add to that?

Hank Huff - Sunrise Telecom - Chairman

(inaudible - microphone inaccessible)

Paul Marshall - Sunrise Telecom - CEO

Before you go, let’s get you a microphone.

Hank Huff - Sunrise Telecom - Chairman

Am I on here?

Unidentified Speaker

Yes, you’re on.

Hank Huff - Sunrise Telecom - Chairman

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May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

As a matter of our process each year, we, as the slide shows, consider the results of the audit, the auditors’ performance, et cetera, et cetera. Specifically, I think to the question that you’re — as I understand your question for 2007 — we decided to retain KPMG for 2007 for a myriad of reasons. Some of those are already up there. And I don’t need to repeat all those.

But one of the big things is that if we were to change auditors at this point in time, the committee felt that it would take a significant longer time than the four months that are now projected because the change would require a formal review process of different firms, et cetera. And then, of course, KPMG would still have to do their review because they’re still involved in the financial statements.

You asked a question about costs. We did an informal, be it an informal review of costs, with different firms. And the quote came back that — and these are smaller firms — that they’re typically 30% less than what KPMG would charge. We felt with that number that’s certainly worth exploring based on the cost, but on the other hand putting the speed together and the fact that KPMG would still be involved, we did not see any immediate efficiencies given the time horizon. And I think you’ve seen on the slides here, our priority is to get current as quickly as possible. So I hope I answered your question.

Paul Marshall - Sunrise Telecom - CEO

If I could add one more thing, too, I think you said there were no problems found in the 2006 audit. And, Rick, correct me if I’m wrong. But I think we reported several control deficiencies that were identified in 2006.

Rick Kent - Sunrise Telecom - CFO

Yes, there were still — in the 2005 10-K, there were a number of control deficiencies identified, actually material weaknesses. And several of those, I think two or three of them carried over to 2006. So they were still an issue during the 2006 year.

Paul Marshall - Sunrise Telecom - CEO

There’s also issues that when you’re late putting your accounting together, all the estimates that you make at the close of the period, well, when a year goes by, you don’t have to make estimates anymore. You can say what the exact number was. Well, now you have to go back and redo all your numbers because the exact numbers are always going to be a little bit different than the estimates. So there’s just a number of things that kept rolling and kept taking a lot of time.

With the heightened scrutiny that you get in the Sarbanes-Oxley environment and with control deficiencies found, there’s — certainly my view has changed on this a lot. In that public company environment, any auditor is going to want to make sure that it’s fully done its job.

In a year like 2006 when there is essentially breakeven operation, every single dollar is material practically. We have to get under $50,000 or something to be nonmaterial. And the SEC requirements say that you have materially accurate statements. So if you have to spend $700,000 to bring out $135,000 of accuracy in your net income bottom line, that’s your tough luck.

Chris Smith-Hill - Merriman

Chris Smith-Hill with Merriman. I’d like to applaud the Company on its efforts for saving on manufacturing. But I was curious on R&D. What are the targets to reduce expenses in R&D? You have a fairly high R&D base still relative to the competition.

Paul Marshall - Sunrise Telecom - CEO

Gerhard, do you want to speak to that one?

Gerhard Beenen - Sunrise Telecom - COO

Yes. In the R&D area, I think that when we look at the operation as a whole, we believe that we can probably get down relatively close to about 16% or so of net sales. There’s still a lot of legwork that has to be done to get — to add up all the numbers and stuff like that.

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May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

But when we look at the competitive field, what we see is there’s quite a bit of variability out there. There are some organizations that are down around 10%, 12%. And there are other companies that we look at from competitive basis that are up around 25%. We look at somewhere in the 15% to 18% as being a good range for our business.

Chris Smith-Hill - Merriman

(inaudible) for that?

Gerhard Beenen - Sunrise Telecom - COO

We’re hoping that by the end of the year we’re going to be at a run rate equivalent to that.

Chris Smith-Hill - Merriman

And was that included in the targeted breakeven calculations you gave earlier?

Paul Marshall - Sunrise Telecom - CEO

Rick?

Rick Kent - Sunrise Telecom - CFO

Yes. I think what I said earlier, I gave you a couple of different ones. One would be from the action that we took in February, which is in the low 20s. Really, the reorganization that Gerhard is taking into account now is where we’re going to try and bring that breakeven down into the 20 or below range.

Chris Smith-Hill - Merriman

Okay. Great. And did that involve closing down any geographic locations because if I just go over all the different presentations we had today from manufacturing, R&D, compliance, auditing, geographic spread seemed to be a constant issue. So I was wondering if there’s any need to address that.

Paul Marshall - Sunrise Telecom - CEO

Yes. From a geographic perspective right now, in terms of R&D facility, we’ll maintain what we have today. So we believe that we can continue to go forward. And what we find is that there are different pockets of expertise where you can easily attract the right kind of engineering talent to do certain things. So we have an R&D center in China that does extremely well on the software side and has been very cost effective and helpful in a lot of our software development.

We can get a lot of the ethernet and transport expertise here in the San Jose area. A lot of the RF and cable TV expertise exists in the Atlanta area, where you’ve got companies like Scientific Atlanta and stuff, Cox Cable and stuff like that. So basically, the centers right now are located where there is readily easy access to the type of engineering resources we need.

Unidentified Company Representative

Chris, I would say from a manufacturing standpoint we do anticipate consolidating locations.

Garrett Van Wagoner - Van Wagoner Capital Management - President and Shareholder

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FINAL TRANSCRIPT

May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

This is Garrett Van Wagoner again.

Unidentified Speaker

(inaudible - microphone inaccessible)

Garrett Van Wagoner - Van Wagoner Capital Management - President and Shareholder

Sure. I’m the President of Van Wagoner Capital Management. I’m a shareholder. Second question back to the — continuing on that line — can you tell me then what is going on in Modena and in Switzerland and why they are, as we talk about scope, why they are specifically necessary because I just heard R&D describe some interest in China, Atlanta, San Jose. But what’s going on in Modena? I know that kind of keeps the Ferrari theme going here. But other than that, what’s going on in Modena and Switzerland, what seem to be fairly expensive operations to maintain?

Unidentified Company Representative

Right, so Modena, Italy, what we have is that’s our protocol development center. Protocol business I should say is located in Modena, Italy. So that’s a complete separate complete functioning organization.

And then in Switzerland, we have a very, very small center in Switzerland. And what we did is we took from — it was an acquisition the Company did several years ago of some people that came out of one of the Swiss universities where they had a very unique technology. And we’ve been applying that unique technology now. In the past, it was applied to applications that were not related to telecommunications. And what we’re doing now is we’re taking that technology. And we’re applying that to telecommunications.

And they have some very unique expertise in the optical domain that we’re now applying into the new types of network infrastructure that’s being put in place called passive optical networks. And so we’ve already had some very interesting discussions with a number of very tier I customers, both in Europe and the U.S., about the technology and how we can apply it to the type of infrastructures we’re putting in place today. But it’s all a number of engineering resources there in Switzerland on the order of three or four. So it’s a very, very small operation.

Garrett Van Wagoner - Van Wagoner Capital Management - President and Shareholder

But it does add complexity to the organization. The auditors have to fly out there. Management has to fly out there. Switzerland rates are higher than Chinese rates, et cetera, et cetera.

Rick Kent - Sunrise Telecom - CFO

Yes, I would say that the audit visits are fairly small because of the small size. They might fit that every three or four years and only with a local group as opposed to flying in there. Rarely do our auditors actually fly to all these international locations. They might go to Taiwan, for example.

Garrett Van Wagoner - Van Wagoner Capital Management - President and Shareholder

Well, I’ll ask another question. And this is for you, Rick. I was interested to hear a little bit of a discussion on your breakeven thoughts for the second half of ‘08 because you don’t break out or don’t give projections going forward. But did I hear you right in suggesting that in the second half of ‘08 you thought breakeven levels would be around $23 million?

Rick Kent - Sunrise Telecom - CFO

Yes, I think you heard me right, low 20s, so $22 million, $23 million. Really, what I — if we’re in Q1 at $17 million in OpEx and we’re going to save $10 million to $12 million on an annual basis, that’s $2.5 million to $3 million. So that takes us down into the $14 million to $15 million OpEx. The other thing we’ve got to do is really shore up our gross margins. In other words, we’ve got to stop spending money on warranty, got to get a little bit better on inventory, and hopefully get some of these new products out the door to help with that. And if those happen, I think we’re in the low 20s late in the year because — yes, quarterly revenues.

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FINAL TRANSCRIPT

May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

Garrett Van Wagoner - Van Wagoner Capital Management - President and Shareholder

Because one of my strongest concerns is the cash balance, the continued burn of the cash, and where that leaves the Company with strategic alternatives. So I know you don’t give projections through the end of the year. But you have the - I’ll give you the revenue projection, and why don’t you then give me your cost because you probably have it in your head.

If you hit the low end of your target for the June quarter, which is $16 million in revenues and you flat-line that through the summer at $16 million because the summer is the summer — we don’t know where the economy’s going. How much cash will you burn in the June and September quarter with those revenue assumptions?

Rick Kent - Sunrise Telecom - CFO

Well, I won’t project actual cash. If you look at a poor quarter, we’ve burned somewhere around $2.5 million in cash on a quarterly basis. So if you take that and project and say things aren’t going to get any better, that would take that $13 million down at $2.5 million per quarter potentially.

Garrett Van Wagoner - Van Wagoner Capital Management - President and Shareholder

So the $16 million revenue run rate, that’s the bottom of the second quarter. And I am assuming - not you, not the Company - that you do $16 million, you’re flat in the third quarter, you’ll burn about $5 million.

Rick Kent - Sunrise Telecom - CFO

Well, again, I haven’t run the numbers. So I’m not going to commit to a burn. But I think it’s in that - if you look historically - it’s in that kind of range.

Garrett Van Wagoner - Van Wagoner Capital Management - President and Shareholder

Well, that puts the Company’s cash under $10 million. And I’m wondering from you, Paul, and from Rick or from the board at what level of cash does the organization give compromise - and maybe we can hear from sales and marketing, too - at what point does the cash level start to compromise your ability to compete, your ability to be an ongoing business, and frankly, your ability to do an M&A transaction at an appropriate value?

At what level do you get to the point where you’re seriously compromising not only the ongoing ability of the corporation to grow and prosper but also starts to impact your ability to sell the Company if the board so chooses at an appropriate price given the technology, the market share, the engineering force, et cetera? I mean, it sounds like under $10 million’s getting pretty iffy for a company —

Rick Kent - Sunrise Telecom - CFO

Right, right.

Garrett Van Wagoner - Van Wagoner Capital Management - President and Shareholder

— doing $80 million in revenue.

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FINAL TRANSCRIPT

May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

Rick Kent - Sunrise Telecom - CFO

And as a CFO, I’d prefer to have a big cash balance, obviously. Let me take that first. Maybe Paul can follow up. I think, number one, there are various alternatives in terms of cash and in terms of raising some capital potentially. Some of those are more desirable than others. For example, where the Company is today at $1.35, something like a PIPE, which is a Private Investment in a Public Entity, would be pretty dilutive and pretty expensive, probably not a desirable thing at this point in time.

Convertible debt I would say would be very similar, and given the credit markets, probably very expensive in today’s environment. We do have a $10 million line of credit, the Silicon Valley Bank. We as of March 31st haven’t used that. So that’s in place. There are a few other things, such as this building, which is owned free and clear by the Company, not really a strategic asset, which we could potentially do a sales and lease back.

And there are a few other avenues to do those kinds of things. So in terms of what the future looks like, again, I think current balance, Silicon Valley Bank, there are some options out there to shore up that cash balance, if the scenario you paint of poor revenues going out throughout the year and how that impacts our cash balances. Paul, would you like to add?

Paul Marshall - Sunrise Telecom - CEO

Yes, the one thing I would add to that is we certainly have no intentions of running the Company at a $2.5 million negative cash flow ad infinitum. We’re unhappy with the cash flow the Company’s had the last couple years. And that’s one of the reasons why we’re reorganizing three divisions into one is to get it more efficient. So we certainly — profitable operation and cash flow positive operation is a current goal of management.

Garrett Van Wagoner - Van Wagoner Capital Management - President and Shareholder

(inaudible question - microphone inaccessible)

Paul Marshall - Sunrise Telecom - CEO

Well, we’ve been putting out second half of the year kinds of estimates for getting full savings kicked in. And I guess we haven’t really published a timeframe.

Rick Kent - Sunrise Telecom - CFO

Yes, I don’t know that I’d give you a timeframe because it is so dependent on the couple of variables you just stated. If revenues are moved quite a bit, that timeframe, that breakeven or cash flow positive timeframe will be dependent on those things. Certainly, we’re striving now to adjust the Company to a cash flow positive business model.

Garrett Van Wagoner - Van Wagoner Capital Management - President and Shareholder

One other question — I’d love to hear from sales and marketing whether he believes that the current balance sheet has any subject (inaudible) in the marketplaces [such that] your competitors are much larger with very strong balance sheets. (inaudible question - microphone inaccessible)

Paul Marshall - Sunrise Telecom - CEO

So hold on just a second to be sure we have that question on the audio portion, Garrett, can you ask that one more time with the microphone?

Garrett Van Wagoner - Van Wagoner Capital Management - President and Shareholder

Sure. The question was on the same topic of balance sheet and cash and whether or not the sales and marketing channel is hearing that as a potential weapon from particularly somebody like JDSU, who’s a very, very large corporation with a very strong balance sheet. And is that an issue for the ability of the Company to sell its products?

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FINAL TRANSCRIPT

May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

Paul Marshall - Sunrise Telecom - CEO

So the way I’d comment on that is, of course, we don’t want that to become an issue. To date, that hasn’t been an obstacle for us with any of our significant customers. So we haven’t seen that to date. But our objective would be not to get in a position where that becomes a tool that could be used by any of our competitors.

Unidentified Audience Member

Hi, my name’s (inaudible), Capital. I have a couple questions. First of all, what do you assess the root cause for the R&D to be 16% to 18%? Why is R&D so high? I mean, you tried to answer. But is it the fact that products go into the market that aren’t fully tested? You have to do a lot of, as you said, redoing, also known as R&D. But can you tell me a little bit why R&D is — the root cause of it.

Unidentified Company Representative

Why it needs to be 16% to 18% versus like 5% or something like that?

Unidentified Audience Member

5%, I mean, take EXFO, for instance. I think they run at 10% to 12%. And they’re in a very similar business, right.

Unidentified Company Representative

Right. I mean, again, a lot of different companies — like I said, when we look at competitive companies, we see R&D expenditures anywhere from about the 10% to 12% up to about 25%, depending on which companies you look at. And when we look out and we say, okay, for our business 16% to 18% makes sense, there’s a number of different reasons for that.

One is that we do have a bit of retooling to do because the Company had a series of products that have been in the market for five, six, seven, and in some cases as many as ten years that have not been updated since the time of introduction. So there was a bunch of retooling that we have worked on over the past couple years. There’s still some of that that needs to be done to bring the product up to date.

Second of all, what we’re really trying to do right now is we’re trying to implement a new platform strategy where we develop a set of platforms that are used across all the business units. And there is a little bit of initial investment in getting those platforms developed so that subsequent products can be developed relatively quickly and efficiently at much lower cost.

So you have the upfront cost of saying, okay, we’re going — we have some platforms that exist today. Those platforms are seven to ten years old. We need to redo those platforms to a new modern architecture so that we can actually go forward from there. There is a little bit of extra cost associated with that.

I think the other thing is that we are involved in a broad range of technology. If you look at a company like EXFO, you’ll see that — I don’t know exactly what the percent is — but 57% of their business is in the optical test marketplace. And so it’s a large fraction of their business is in one particular type of technology.

We’ve got a business where 25% of the business is in the cable test area. 15%, 20% is in the DSL area; 15%, 20% in the ethernet area. And we have to cover all those areas in order to maintain the revenue and cash flow that we’re getting from the product sales that we have today.

Unidentified Company Representative

One other item I’d add to that, Garrett, is that we have two kinds of business models that we often jump into. One of them is the residential tool model that goes to 10,000, 20,000, 30,000, or 50,000 technicians. That model tends to be lower margin, lower R&D costs as a percentage of the price.

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May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

And then the other model tends to be the special services business services, where instead of 10,000 or 20,000 or 30,000 units, you’re looking at 200 or 500 or 1,000 units a year. Those tend to have every bit as much or more technology content but a lot less unit volume to carry. So that tends to be a higher model, a higher gross margin, and a higher cost of R&D to sell it.

Garrett Van Wagoner - Van Wagoner Capital Management - President and Shareholder

You guys gave me a long-winded answer. I mean, you should be giving me some kind of ROE number. You put in 20%. What do you get back? You haven’t gotten anything from your R&D. I don’t want to address the question anymore. But in the future, it’d be nice if you could at least tell us you spend the money on R&D, you expect to get a certain kind of return. It just isn’t happening.

So from my perspective as a shareholder, which I want to address the board in particular, as a shareholder, I rely on the board to shepherd the management. And in the last five years, you guys have spent $10 million. How many years worth of profits is $10 million for this company? You guys did a great job it seems to me of hiring people who uncovered absolutely nothing of substance, as was found by the external auditor. You guys did a great job of covering your own ass. But I’ve had to pay for it.

And I really want to know what’s going to be different with the board and the management’s still basically the same. What’s going to be different going forward because what I’m hearing today, the Company’s still being managed to breakeven. It’s a slow death. You’re hoping. It’s a strategy of hope. When something requires draconian measures, you guys aren’t doing it. You’re just sitting there hoping that something’s going to get better.

And I don’t know how much stock you own in this company and what price you’ve paid for it, but I’ve lost millions of dollars. And it’s been because of the lack of direction that this management has had. And I rely on the board. And the board failed. And if you think you’ve done something good for shareholders, please allow me to know what it is. But at this point in time, I don’t want to hear about how — look through the rear window. But I want to look forward. Tell me what’s going to really be different.

Paul Marshall - Sunrise Telecom - CEO

Does the board want to speak to that one?

Hank Huff - Sunrise Telecom - Chairman

Again, I’m Henry Huff. I’ll take a shot at it. Let me start off by saying that we as board members and shareholders certainly share your concerns on the performance of the Company in the past. It is unfortunate that we found ourselves in some significant issues in what I’m going to call the environment created by Sarbanes-Oxley, et cetera, et cetera.

Garrett Van Wagoner - Van Wagoner Capital Management - President and Shareholder

(inaudible question - microphone inaccessible)

Hank Huff - Sunrise Telecom - Chairman

Well the investigation — and I won’t get into the details of the investigation — but with the former management — we have made some management changes — yielded a lot of problems. We cannot file with the SEC without an auditor certifying our statements. The auditors would not certify the statements based on all the issues. So what we attempted to do was to get the business practices behind us, put in compliance programs, et cetera. And you’ve seen slides on all those. And we’ve done that.

And I feel that we’re at the point now to where we’re about ready to catch up and get current. Unfortunately, it’s taken a long time. These things take a long time. I’m sure you probably have investments in other companies that may have gotten in the same situations. We had, of course, the business ethics problem that had a bunch of lawyers involved in it to do investigations. And that went from one sales office or subsidiary, which you have in Korea, virtually worldwide because it was all connected with all the different problems.

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FINAL TRANSCRIPT

May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

That created a long audit, et cetera. And then at the end of that, as Rick has shown you, we wound up having to deal with this stock option thing, which was a massive restatement. And unfortunately, we’ve just had a lot of issues to deal with. What we want to do is to get this company to a profitable basis where it’s generating cash, where the shareholders can see some increasing value. And we’re doing that as best we can.

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Hank Huff - Sunrise Telecom - Chairman

Well, let’s certainly hope that the $16 million —

Unidentified Audience Member

Hope.

Hank Huff - Sunrise Telecom - Chairman

Well, let me rephrase that. Garrett used a number of $16 million in revenues. If that’s your forecast that you’re using, then yes, it’s going to take awhile as you know just by the structure of the Company and being a public company, all the costs involved. However, if you use $20 million, which is the guidance, you certainly would get a different result. And let the future — the future’s in the hands of the beholders what the revenues are going to be. We feel we’re going to do better than the $16 million. But that’s the guidance that we’re giving at the time. Did I answer your question?

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Paul Marshall - Sunrise Telecom - CEO

Russ, if we could at least keep the question fairly short, and I’d like it to be on the microphone because people on the web won’t even hear the question. Plus, we do have some other folks that I’d like to —

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Paul Marshall - Sunrise Telecom - CEO

Okay. Hang on a second.

Aaron Braun - Willow Creek Capital Management - Partner and Shareholder

Good morning. My name’s Aaron Braun. I’m the General Partner of Willow Creek Capital Management. A couple of my comments are going to reference my letter to Mr. Marshall and the board of directors dated April 30th, really just follows on the prior comments, which is it appears to me that this is a company at a pretty critical juncture. And the board in my opinion has two directions that it can go. But they need to figure that out and do it.

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FINAL TRANSCRIPT

May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

The first option would be to get the Company fixed. Clearly, the products and the markets are dynamic. And I believe there’s a lot of value to the product and the end-market growth, et cetera, and the profitability of the portfolio. But that’s not being realized. And this is a shareholder meeting. And the shareholders have been damaged. And Mr. Marshall’s a very large shareholder. I don’t think the board is significant holders of shares. But what has happened to this company — and I’ve been investing in small cap and micro cap companies for 24 years. And this isn’t the first troubled company I’ve invested in.

But the difference with this situation is the pace at which things have been addressed and how things have changed. And Mr. Van Wagoner really hit on that at the outset. This should’ve been dealt with a long, long time ago. And the Company is now selling net of cash significantly less than 50% of revenue. And that’s just a travesty. You need to get the business cleaned up and get the audits current, get the stock relisted. And hopefully at that point in time the share prices will accurate reflect what the business is all about.

The other option, and I think it’s a very legitimate option, and the board really needs to take a look at should this be a public company? At an $80 million run rate, as you just mentioned, Sarbanes-Oxley has changed the world. If you want to run this business like a private business and have operations in Switzerland and take your time getting your audits done, that’s fine. Figure out what the fair value of the public shareholders’ stock is and make us a bid. And it’s going to be a lot more than $1.35 because you’re never going to get a fairness opinion at $1.35.

So I would say get it going. Get your act together. And let’s move this forward. Or put a bid on the table for the public shareholders, the unaffiliated shareholders. And I’m an easy, easy guy to deal with. You can ask anybody who’s known me over the last 24 years. I’m one of the — I don’t get upset. I don’t yell. I don’t scream. I don’t throw phone. I’m a businessman. I win my fair share. And I lose my fair share. But this is one that I’ve been involved with for quite awhile. And I think there’s a lot of value here. And I’d like to see that realized.

But I don’t see the board taking the right actions to have that happen because this is taking way too long. And what needs to happen hasn’t happened. And I’d like to see this put really into high gear, either that or take the Company private or become a division of a larger entity that might find the products very attractive and accretive to their business operations. So not really a question but more of a commentary unless the board would like to comment on my comments or my letter.

Paul Marshall - Sunrise Telecom - CEO

Any other board members want to speak to that? Aaron, thank you very much for that opinion. And we certainly want to maximize the value of the shareholders and run this company in the very best way with the best outcome that we can.

Hank Huff - Sunrise Telecom - Chairman

Let me, Paul, if I could, please.

Paul Marshall - Sunrise Telecom - CEO

Sure. Go ahead.

Hank Huff - Sunrise Telecom - Chairman

Again, I’m Henry Huff. I’m the Chairman of the board and the Audit Committee Chairman. And in response to Aaron’s questions down there or comments, we on the board certainly understand your comment about the Company being too small to be a public company. We understand the complexities that have been thrust upon us by Sarbanes-Oxley, et cetera, which in my opinion is a bad piece of legislation from day one. But at any rate, that’s neither here nor there.

But in order to do anything about that, in order to even consider making an offer to the shareholders to buy them out, we have to get current first. And we’ve explored this with all our legal experts. And so the pressure is, at this point in time, is to complete the 2007 audit and get on with the 2008 audit and be done with this stuff by the end of the year where we can consider certain things like that.

Our hands in some respects are somewhat tied by the fact that we’ve got into all these investigations. We are an SEC filer. And there are certain rules that we have to follow. And so I’ll just leave it at that, Aaron. We’re working to get to a point to address your comments.

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FINAL TRANSCRIPT

May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

Garrett Van Wagoner - Van Wagoner Capital Management - President and Shareholder

Well, here I go again. It’s Garrett Van Wagoner. Let’s start with that question about getting current. I’m curious to hear — I guess this’ll be for you, Rick, because you’re sort of leading the charge with the auditors. Why couldn’t this be done in 60 days? Is it just a matter of cost? Is it a matter of company resources? Is it KPMG resources? Is it — in other words, if — I hear, Hank.

And I seems — first time I’ve met him and heard him. He seems very earnest. I mean, if this is the big issue, why not get it done in 60 days? Is it possible to get it done in 60 days versus four months or who know how long these estimates are? Last time, KPMG missed this by a mile. So I know we’re assuming four months. Personally, I’m not. But why not 60 days? Is it impossible to do it in 60 days?

Rick Kent - Sunrise Telecom - CFO

I think it’s possible to try and do it as fast as possible. But when you look at most public companies and their 10-K, they take 90 days to get that done, right? So an audit and a 10-K generally takes 90 days. We’ve got an audit, a 10-K, and three Qs to get through. So I think 60 days probably is not a realistic expectation.

Again, as fast as possible is something we’re striving for. We’ve hired some outside resources to help the Company. KPMG can throw as many resources as possible. At one point, they had as many as 30 people in here. But they tend to overwhelm my accounting department when they’ve got 30 people in here. I’ve got 12 people in my accounting department really.

So that becomes a gating factor is my resources. Again, we’ve hired some outside help to produce the 10-Q’s and the 10-K’s so that those are moving along rapidly. And we’re planning the audit with KPMG. We’re doing things like sitting down with a partner and the manager, going through all judgmental areas, all critical areas in the audit ahead of time so we don’t hand something to a staff person who then spins their wheels and then comes back to the partner ultimately. So we’re trying to do those kinds of things ahead of time to speed things up and work with them as much as possible to see where we can cut time. Obviously, they’re not going to cut corners.

Garrett Van Wagoner - Van Wagoner Capital Management - President and Shareholder

I can’t speak for all shareholders. But I think certainly I would rather see more money spent for a quicker time period at this point if everything we’re hearing revolves around getting current. If we can spend a little extra money, let’s spend it and get current faster. That’s comment one.

Rick Kent - Sunrise Telecom - CFO

Thank you.

Garrett Van Wagoner - Van Wagoner Capital Management - President and Shareholder

Adding to Aaron and to Russ’s comments, one of the issues that I had looking at businesses — and I’ve been in the business actually a little longer than Aaron. He’s better looking than I am. But I’ve been around a little longer. And when I look at the cash balance and what, Rick, you’re mentioning about breakeven levels, one of the concerns I have is — this goes to both Aaron’s and Russ’s comments — is we’re marching toward breakeven. Some would like us to run toward breakeven. Most of the shareholders would. But breakeven doesn’t sound like an objective over a long period of time.

And when I look at the Company’s basic profile and their products, you’re running a 60% gross margin business around, which means if it’s run efficiently given its size could generate anywhere from 10% to 20% operating margins if I go back over. And Russ — and I’m seeing people shake their head yes. Aaron is. That’s sort of the model.

And I’m wondering what kind of assumptions do you all are relying on to get to sort of a target model? Do you have a target model at the operating line? Do you have a timeline to that? How is it going to be financed to get to that timeline? And is it possible to get there from here? Has that been considered, not just let’s get to breakeven and see where we are? Can we look like a profitable technology company given our products, current product lineup, the resources we need? Can we get there? Or can we not get there? And what is the timeframe?

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FINAL TRANSCRIPT

May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

And I’d like to know from Paul and Rick and the board is that the ultimate objective here? Or are our sights just on getting to breakeven at the moment because it seems to me at $13.6 million of cash, we’re running out of time. I couldn’t agree with Aaron more. We’re really at a crossroads right now today as we sit here as shareholders. I can’t emphasize that enough. And watching businesses for many, many — small cap business — for many, many years, there has to be an objective of a profitable growing business. Or we get current and we become a division of someone else and we move on with life.

So what is the ultimate plan, not just breakeven? Where do we want to go? Do we have the resources? And frankly, selling a building in this real estate environment or hitting a line of credit is not going to add shareholder value. It’s going to decrease shareholder value. Doing a PIPE will dilute everybody in this room big time.

That’s not going to help anybody sitting here. It may get everybody still employed they have a place to show up Monday at 9.00. But it’s not going to help the shareholders. So what is the ultimate plan? Do we have one? Does the board and the management have one? And what is it? And what’s the timeframe to get there? Thank you.

Rick Kent - Sunrise Telecom - CFO

So to answer your first question, yes, there is a business model that shows approximately 65% gross margin, 16% to 18% R&D, 24% sales and marketing, about 12% G&A, gets you hopefully in excess of 8% operating profit. So that’s what we’re striving for is that kind of a business model. We do think that 8% to 10% operating profit is something this company ought to be able to do.

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Rick Kent - Sunrise Telecom - CFO

Well, I think in the — again, we’re currently working those plans. I mean, with this reorganization and the consolidation of three divisions into one, we’re working some of those details. And how far we get in those details will determine what the revenue level needs to be.

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Rick Kent - Sunrise Telecom - CFO

Per quarter? Yes, per quarter, I think we’re — I think if this reorganization does what I think it’s going to do, I think we’re in the low 20s to get there. I think we can do it in that kind of range. Is it $25 million? Is it $20 million? Those are good questions. And I cannot answer that detail at this point in time. But I think it’s in that range.

Unidentified Speaker

Another question or two?

Rick Kent - Sunrise Telecom - CFO

I guess, Paul, do you want to add anything to that? I think Garrett said business model. But he also said kind of run — how much runway is there, et cetera.

Garrett Van Wagoner - Van Wagoner Capital Management - President and Shareholder

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FINAL TRANSCRIPT

May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

(inaudible question - microphone inaccessible)

This leads into my next question is, which we haven’t addressed yet is I haven’t — I came late. I’m sorry. I was a few minutes late. I haven’t seen market share numbers. And one of the concerns — I know that one of your largest competitors Acterna JDSU also mentioned weakness in North America.

But when you look over the past couple of years, you’ve had some blips up and blips down. But the Company really hasn’t grown. In an environment where I see the slides looking like the industry’s growing rapidly — Russ mentioned EXFO. They continue to execute. They’re a little bit different business. I understand. But they’re growing. Acterna has grown over the past couple of years. This company hasn’t.

So the question is do we have the products? And can we compete effectively and continue to grow and get to this business model with $13.6 million in cash? I mean, are we losing market share because of these warranty issues? Are they behind us? Do we have enough money in resources to answer these questions, give the sales and marketing team what it — do we know what our market share is doing competitively?

Are we gaining? Are we losing a little bit? What do these new products do? So I’m trying to get an understanding of the revenue ramp. We need — we’re not going to meet here year after year if we’ve got flat revenues or declining revenues. So we want them to grow. So the idea is do we have the products. Do we have the distribution infrastructure to grow the Company, given the fact that it hasn’t grown in the past couple years in arguably a fairly high growth market. And do we have the resources and the people to do that?

Unidentified Company Representative

So just a quick comment on the growth issue, we are in a lumpy business. So we certainly didn’t grow from 2006 to 2007. We shrank about 7%, 8%. But the prior year, we grew — was it 43% or 38%?

Rick Kent - Sunrise Telecom - CFO

46%.

Unidentified Company Representative

46%. So it’s lumpy growth. And it goes up and down. My experience is that you need to be flexible as a management team because things go up and down. And you need to respond to the opportunities in the market and the obstacles. So in terms of budgeting, for instance, we budgeted profitable year in 2008.

We’re reworking the budget right now with the reorganization to squeeze it and be a little bit better. That’s something you fight every quarter. And you see where you get when it’s done. But the long-term vision is to operate a profitable and growing company. We certainly have the markets to do that. We have a good core team. And we’re getting this whole currency issue behind us.

In terms of the management changes we’ve made, we do have a different approach to the business than we did before. We’re looking a lot more to the foundations of the business, if you would. And so we did take a pause in product development in 2007 to address several issues in products that were already in deployment, products that shouldn’t be the way they were, customers that were suffering problems. And it slowed our rate of introduction last year.

We’re getting back into the faster ramp of product introduction at this point. And the new products are where the new revenues come from. So we can’t make any promises and any commitments on exactly where we’re going to be. But we’ve got some talent on this team. And we certainly envision a growing and profitable company. So pass the microphone to the man there.

Jay Jacobs Shareholder

Yes. My name is Jay Jacobs. And I’ve been a shareholder since 2005. And I’m going to make a comment mostly to the board. The number of data points that we’ve had as shareholders. And I bought this — I’ve become a shareholder because I thought this company was undervalued relative to others in the market. And I thought the fundamentals were exciting and that there was a long-term opportunity to make money by being a shareholder and being a partner with this company.

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FINAL TRANSCRIPT

May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

And similar to these other gentlemen, I’ve been in the business for 24, 25 years, focused exclusively on small companies, small public companies. And what concerns me is the lack of visibility with respect to sharing of information with shareholders. And I understand that you’re going through a number of transitions, whether it be on an operating basis or otherwise, legal, et cetera.

But the ability to work with — the ability to sit here and say trust you in terms of your sense of urgency, your desire to create a path to liquidity for shareholders, et cetera, is becoming more and more questionable as the few data points that we have been given to the shareholders with respect to how long some of these older issues would be cleaned up, with respect to the revenue trends, which have been in line or below expectations on a fairly consistent basis since Q4 of 2006, create an increasing concern on my part as somebody who would like to see you get the value that you need or should have, whether it be because the stock is trading significantly higher or in some other way that the value is recognized.

I’m very concerned about the Company’s sense of urgency. I’m very concerned about the Company’s sense of what have we done right? Are we growing? Are we not growing — in the few — in the little bit that has been communicated to me through the management team. So I’d like to echo what’s been said by some of the institutional owners here. I am quite concerned about the Company sense of where you are as a public company and what needs to be done going forward in order to develop this path to liquidity. Thank you.

Unidentified Audience Member

Just quickly, a few details, Rick, what would you estimate the value of the building here is because I haven’t seen it on your most recent press release, the PP&A?

Rick Kent - Sunrise Telecom - CFO

Yes. The building’s probably in the $15 million to $16 million range.

Unidentified Audience Member

And on the new products, what are those — if you could talk a little bit more in detail about those, what they’re going to replace, what you think the addressable market growth rates of those new products are? And I think everyone in the room would be happy if when those do get traction we could hear about it in the form of a press release of a product plan at a large customer and so forth. If that comes mid-quarter, that would be something I think would be appreciated.

Unidentified Company Representative

So in terms of the new products, obviously, I can’t give you detailed information about what the products are and when they’re going to be released because that’s pretty important competitive information that we like to keep to ourselves. What I can tell you is that we do have a number of new products in each area of our business throughout that will be introduced throughout the rest of this year.

Some of those products will be introduced here in the — probably in the Q3 timeframe, and some of them in the Q4 timeframe. And each segment of our business has been working on these brand new products for some period of time, primarily in the 2007 and early 2008 timeframe. The products are developing, are coming along very nicely. We believe that they will be very well received in the marketplace. And we’re looking at schedules right now and feel pretty confident that we know when those products will be introduced.

The other thing about the new products is, as I had mentioned earlier, one of the things that we’re trying to do is develop new platforms that will allow us to actually easily extend that product into new types of applications. So we do have a couple new platforms that are coming out at the same point in time that should allow us to actually expedite the product development going forward after these products are introduced.

Paul Marshall - Sunrise Telecom - CEO

Okay. We’re about ten minutes past our scheduled close. I want to thank everybody for coming today. With that, any other comments from the board members that are here today? Okay. Thank you very much. Look forward to seeing you all again.

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FINAL TRANSCRIPT

May. 14. 2008 / 10:00AM PT, SRTI.PK - Sunrise Telecom Stockholder Day

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